SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                           FORM 8-K

       Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        August 15, 1997
               (Date of earliest event reported)




                    McKESSON CORPORATION
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    (Exact name of registrant as specified in its charter)


     Delaware              1-13252                94-3207296
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(State or other       (Commission File       (I.R.S. Employer
jurisdiction of            Number)              Identification
incorporation)                                      Number)


McKesson Plaza
One Post Street
San Francisco, California                               94104
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(Address of principal executive offices)            (Zip Code)


                            (415) 983-8300
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     (Registrant's telephone number, including area code)














Item 5 - Other Events.


          As previously reported in the Company's Form 10-K for its fiscal year ended March 31, 1997, a class action was filed in the United States District Court for the Northern District of Illinois by retail pharmacies against the Company and numerous other defendants, including pharmaceutical manufacturers and other wholesale distributors, alleging, in essence, a conspiracy to fix the prices of brand name pharmaceuticals sold to plaintiffs at artificially high, discriminatory, and non-competitive levels, in violation of the Sherman Act. The plaintiffs specifically contend that the wholesaler and manufacturer defendants are engaged in a conspiracy to fix prices charged to plaintiffs and members of the class above the price levels charged to mail order pharmacies, HMOs and other institutional buyers. The plaintiffs seek remedies in the form of injunctive relief, unquantified monetary damages (trebled as provided by law), and attorneys fees and costs.

          On April 4, 1996, the Court granted the motion for summary judgment filed by the Company and other drug wholesal-er defendants and plaintiffs appealed. On August 15, 1997, the United States Court of Appeals for the Seventh Circuit reversed the lower court's decision.

          The Company continues to believe it has meritorious defenses to the allegations made against it and intends to vigorously defend itself. In addition, the Company has entered into a judgment sharing agreement with certain pharmaceutical manufacturer defendants, which provides generally that the Company (together with the other wholesale distributor defendants) will be held harmless by such pharmaceutical manufacturer defendants and will be indemnified against the costs of judgments rendered against both wholesalers and manufacturers, if any, in this and other similar actions, in excess of $1 million in the aggregate per wholesale distributor defendant.

                          SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         McKESSON  CORPORATION
                         (Registrant)



Date: September 5, 1997


                         By:    /s/ Nancy A. Miller
                         Name:   Nancy A. Miller
                         Title:  Vice President and
                                 Corporate Secretary